AMENDMENT NO. 3
TO
THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
SPARK HOLDCO, LLC
This AMENDMENT NO. 3 TO THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”), and the Third Amended and Restated Limited Liability Company Agreement (the “Third Restated LLC Agreement”), as amended or restated from time to time, including by this Amendment, is effective June 13, 2024, by and among SPARK HOLDCO, LLC, a Delaware limited liability company (the “Company”), and each other Person who is or at any time becomes a Member in accordance with the terms of the Agreement and the Act. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1 of the Third Restated LLC Agreement and Section 1 of this Amendment.
RECITALS
    WHEREAS, on June 13, 2024, the Managing Member consummated a merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger, dated as of December 29, 2023, by and between Retailco, LLC, a Texas limited liability company (“Parent”), NuRetailco LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), and the Managing Member;

    WHEREAS, as a result of the Merger, Parent owns all of the issued and outstanding shares of the Managing Member’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”) and Class B common stock, par value $0.01 per share (the “Class B common Stock” and, together with the Class A Common Stock, the “Common Stock”); and

WHEREAS, in connection with the Parent’s ownership of the Common Stock, the Managing Member desires to amend Exhibit A of the Third Restated LLC Agreement.

NOW THEREFORE, the parties hereto do hereby amend the Third Restated LLC Agreement in the following respects:

Section 1. Definitions.
(a) Section 1.1 of the Third Restated LLC Agreement is hereby amended to add or restate, as applicable, the following definitions:
“Amendment” is defined in the preamble to the Amendment.
“Assumed Tax Liability” means,

(a) with respect to any taxable year beginning before 2020, an amount equal to
(i) the cumulative amount of federal, state and local income taxes (including any applicable estimated taxes), determined taking into account the character of income and loss allocated utilizing the highest effective marginal combined federal, state and local tax rate that is applicable to the Members, due from the Members in all prior taxable years and that the Managing Member estimates as of such Tax Distribution Date would be due from the Members in such taxable year,
(1) assuming the Members earned solely the items of income, gain, deduction, loss, and/or credit allocated to it pursuant to Section 4.3, and
(2) after taking proper account of loss carryforwards available to the Members resulting from losses allocated to the Members by the Company, to the extent not taken into account in prior periods, minus
(ii) prior distributions made pursuant to Section 5.2(a)(i), and

(b) with respect to taxable years beginning after 2019, an amount equal to
(i) the cumulative amount of federal, state and local income taxes determined pursuant to (a)(i), plus
(ii) an amount equal to the cumulative amount of taxable income of the Members in all prior taxable years or portions thereof up to and including the first taxable year beginning after 2019 multiplied by an assumed tax rate equal to the highest effective combined federal, state and local tax rate that is applicable to any Member, determined taking into account the character of income and loss allocated to the Members, and that the Managing Member estimates as of each Tax Distribution Date,
(1) assuming the Members earned solely the items of income, gain, deduction, loss, and/or credit allocated to it pursuant to Section 4.3, and
(2) after taking proper account of loss carryforwards available to the Members resulting from losses allocated to the Members by the Company, to the extent not taken into account in prior periods, minus
(iii) prior distributions made pursuant to Section 5.2(a)(i); provided, however, that in calculating Assumed Tax Liability, all items of income and gain allocated to the Members pursuant to Section 4.3 with respect to items of income and gain allocated to the Members pursuant to Section 4.1(a) shall be excluded. For purposes of determining the Assumed Tax Liability, adjustments by reason of Sections 734(b) or 743(b) of the Code shall be taken into account.

“Special Assumed Tax Liability” means, with respect to any taxable year, an amount equal to
(a) the cumulative amount of federal, state and local income taxes (including any applicable estimated taxes), determined taking into account the character of income and loss allocated utilizing and applying the effective combined federal, state and local tax rate that is applicable to the Members, due from the Members in all prior taxable years and that the Managing Member estimates as of such Tax Distribution Date would be due from the Members in such taxable year, assuming the Members earned solely the items of income and gain allocated to the Members pursuant to Section 4.3 with respect to items of income and gain allocated to the Members pursuant to Section 4.1(a), minus
(b) prior distributions made pursuant to Section 5.2(a)(ii). For purposes of determining the Special Assumed Tax Liability of the Members, adjustments by reason of Sections 734(b) or 743(b) of the Code shall be taken into account.
“Third Restated LLC Agreement” is defined in the preamble to the Amendment.
(b) The definitions of “Target Distribution,” Tax Receivable Agreement” and “TRA Payment Date” are deleted in their entirety.
Section 2. Amendment and Restatement of Article V. Article V of the Third Restated LLC Agreement is hereby amended and restated in its entirety as follows:
ARTICLE V

DISTRIBUTIONS
Section 5.1    Distributions.
(a)Distributions. To the extent permitted by applicable Law and hereunder, distributions to the holders of Common Units may be declared by the Managing Member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate; such distribution shall be made to the holders of Common Units as of the close of business on such record date (i) on a pro rata basis (except that repurchases or redemptions made in accordance with Section 3.1(f) or payments made in accordance with Section 6.4 need not be on a pro rata basis), in accordance with the number of Common Units owned by each Member as of the close of business on such record date or (ii) other than on a pro rata basis in an amount determined by the Managing Member in its sole discretion; provided, however, that the Managing Member shall have the obligation to make distributions as set forth in Sections 3.1(f), 5.2 and 6.4; and provided further that, notwithstanding any other provision in this agreement to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent or violate applicable Law. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 5.1, the Managing

Member shall give notice to each holder of Common Units of the record date, the amount and the terms of the distribution and the payment date thereof.
(b)Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.
(c)Distributions In-Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Managing Member. To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 5.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 4.1 and Section 4.2.
Section 5.2    Certain Distributions and Advances. Subject to the availability of funds and to any restrictions contained in any agreement to which the Company is bound,
(a)On each Tax Distribution Date, the Company shall, make distributions
(i)to the Members holding Common Units (1) pro rata in proportion to their respective Common Units in an amount sufficient to cause the Members to receive a distribution of cash equal to its Assumed Tax Liability, if any, or (2) other than on a pro rata basis in an amount determined by the Managing Member in its sole discretion; and
(ii)to the Members in an amount sufficient to cause the Members to receive a distribution of cash equal to its Special Assumed Tax Liability, if any.
(b)On or immediately prior to each Quarterly Distribution Date, the Company shall make distributions to the Members pro rata in proportion to their respective Common Units in an amount determined by the Managing Member in its sole discretion, to be sufficient to cause the Members to receive a distribution of cash equal to the dividend declared by SEI with respect to Class A Stock for such Quarterly Distribution Date.
(c)If the cumulative amount of actual federal, state and local income taxes due from a Member for the current taxable year and all prior taxable years as of the due date for the Member’s federal income tax return for such taxable year exceeds the sum of the cumulative amount of distributions pursuant to Sections 5.1 and 5.2(a) and any Tax Advances (as defined below) made to a Member through such date, the Company shall, to the extent permitted by applicable Law, but subject to the Act, the availability of funds and any restrictions contained in any agreement to which the Company is bound, make advances to the Member in an amount equal to such excess (a “Tax Advance”). Any such Tax Advance shall be treated as an advance against and, thus, shall reduce (without duplication), any future distributions that would otherwise be made to the Member pursuant to Section 5.1.
(d)Immediately prior to each Series A Preferred Stock Quarterly Distribution Date, the Company shall make a cash distribution to SEI in respect of the Series A Preferred Units in an amount equal to the amount of cash dividends to be paid by SEI in respect of the Series A Preferred Stock for such Series A Preferred Stock Quarterly Distribution Date.
(e)Upon receipt of the written consent of all of the holders of Common Units, the Company may make a cash distribution to Members in respect of its Common Units in an amount determined at the sole discretion of the Managing Member without making a corresponding distribution to other Members holding Common Units.
Section 5.3 Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Interest in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.
Section 3. Amendment and Restatement of Exhibit A. Exhibit A to the Third Restated LLC Agreement is hereby amended and restated as set forth on Exhibit A to this Amendment.
Section 4. Entire Agreement. This Amendment, together with all Exhibits and Schedules hereto and to the Third Restated LLC Agreement, and all other agreements referenced therein and herein, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.
Section 5. Governing Law. This Amendment, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Amendment or the Third Restated LLC Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal Law or are governed as a matter of controlling Law by the Law of the jurisdiction of organization of the respective parties.
Section 6. Headings. The descriptive headings of the Articles, Sections and subsections of this Amendment are for convenience only and do not constitute a part of this Amendment or the Third Restated LLC Agreement.
Section 7. Counterparts. This Amendment and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized officers as of the day and year first above written.
COMPANY:
SPARK HOLDCO, LLC
By:    /s/ Mike Barajas
Name: Mike Barajas
Title: Chief Financial Officer

MANAGING MEMBERS:
VIA RENEWABLES, INC.
By:    /s/ Mike Barajas
Name: Mike Barajas
Title: Chief Financial Officer

RETAILCO, LLC
By:    /s/ W. Keith Maxwell III
Name: W. Keith Maxwell III
Title: Chief Executive Officer

EXHIBIT A
MEMBERS AND INTERESTS

Members	Common Units	Percentage of Class of Common Units	Series A Preferred Units
Via Renewables, Inc.	3,323,329	45.4%	3,567,543
Retailco, LLC	4,000,000	54.6%
Total	7,323,329	100.0%	100.0%